Emergency Filtration Products Inc. Changes Name to

Nano Mask, Inc.

Shareholders Approve Name Change and Increase in Authorized Shares

Manteca, CA – May 1, 2009 -- Emergency Filtration Products, Inc. (Other OTC: EMFP) today announced that shareholders have voted to change the company’s name to Nano Mask, Inc., which better reflects the company’s core business of developing, marketing, and producing its core product, the NanoMask™. A new symbol will be assigned to the company’s common stock shortly.

Shareholders further approved an increase in the company’s authorized shares to100 million shares. The increase in authorized shares will allow management more flexibility to raise the capital necessary to fund operations.

Separately, the company announced the appointment of two new board members, Edward Suydam and Dr. Marc Kahn, and named Douglas Heath President and Chief Executive Officer.

Doug Heath is the founder and President of Manteca, California-based Nushake Roofing Inc., one of Northern California’s largest re-roofing companies, which has been in continuous operation since 1976. Mr. Heath has also founded and operated a number of other business concerns, including the Gutter Guy Inc.; Hula in Motion, which operates a Hawaiian souvenir distribution company; and, 2H Distributors Inc., a company which sold the first generation NanoMask.

 Dr. Marc Kahn has been a physician in the metro Detroit area for 24 years. Having trained at Sinai Hospital of Detroit and Columbia-Presbyterian Hospital in New York City, he has been involved in university and private practice.

Edward Suydam is the owner and operator of a highly successful home builder, specializing in high end projects in New York City and Westchester County for 25 years and has extensive general business knowledge and experience.

Additionally, the company has retained an accounting firm to bring the company’s financial statements current, at which point an auditing firm will be appointed.  Once the audits are completed and the company’s Securities and Exchange Commission filings are brought up to date, the company will seek reinstatement on the OTC Bulletin Board.

“Our name change marks  a new beginning for our company, and I am pleased to report that substantial progress has been made to bring the new generation of the NanoMask back to global markets as rapidly as possible,” said Doug Heath. ““The recent outbreak of the flu in Mexico, the U.S., and many other countries shows the need is greater than ever for our unique NanoMask,” stated Mr. Heath. “We look forward to helping protect people from future microbial outbreaks with the NanoMask.”

For more information, contact:

Doug Heath, President and CEO, Nano Mask, Inc.
708 D Industrial Park Drive
Manteca, CA 95337

209-249-4325

info@nanomaskinc.com

www.nanomaskinc.com

Safe Harbor Statement
This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. NMI does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the company could differ significantly from such forward-looking statements.